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                                                                       Exhibit 5





                                 March 7, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:     Community Bancshares, Inc.
                 Registration Statement on Form S-2

Ladies and Gentlemen:

         We are acting as counsel to Community Bancshares, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of up to 312,161.384 shares of the Company's Common Stock, $.10 par value per share (the "Shares"), pursuant to the above captioned Registration Statement (the "Registration Statement"). In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth, and have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all document submitted to us as certified as photostatic copies.

         Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the Registration Statement, will be duly and legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                                  Very truly yours,



                                                  Waller Lansden Dortch & Davis